UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Telephone and Data Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

The purpose of this Schedule 14A is to file the form of a letter that will be used by Telephone and Data Systems, Inc. (“TDS”) to deliver investor presentations to shareholders on and after September 30, 2011, relating to the matters included in the definitive proxy statement filed with the Securities and Exchanges by TDS on August 31, 2011.

Form of Letter to TDS Shareholders:

I am writing you to ask for your support in approving the TDS Share Combination proposal.  If you have already voted in support of the proposal…thank you.  If you have not yet voted in support of the proposal, I ask that you review the attached material which the Company has filed with the SEC and then vote for the proposal.  This proposal requires the approval of a majority of the outstanding shares of both Common and Special Common Shares, so not voting will have the same effect as voting against the proposal.

This proposal has the full and unanimous support of all of the members of the Company’s Board of Directors.  The independent members of the Board took the extra step of engaging separate legal and financial advisors in their evaluation process, and the Company received a fairness opinion from Citi on the proposed one-to-one exchange ratio.

Recently Glass Lewis weighed in and recommended to its clients that they vote in support of the proposal.  Institutional Shareholder Services (ISS) issued a split recommendation, advising holders of Special Common Shares to vote for the proposal while advising holders of Common Shares to vote against the proposal.  (Note the proposal is subject to the approval of both the holders of Common Shares and Special Common Shares voting as separate classes).

We disagree with the ISS recommendation to the holders of Common Shares.  It is inconsistent with past positions they have taken, and ignores other similar transactions that benefitted both of the combined classes.

This proposed transaction is designed to benefit all common shareholders.  It recognizes the similar economics of both classes.  Both the Common Shares and Special Common Shares have the same dividend and liquidation rights.  Additionally, the transaction gives the Common Shares new and stronger anti-dilution rights, caps the voting rights of the Series A Common Shares, eliminates any future risk of liquidity moving from the Common Shares to the Special Common Shares and thereby moving the discount from the Special Common Shares to the Common Shares, and expands the float of the Common Shares.

Please review the enclosed.  Management and Board members, stand ready to discuss our proposal with you and ask for your vote in support of this proposal.  If you have any questions or wish to discuss this further, please call me at the number below.

Thank you for your consideration.

Kenneth R. Meyers

Executive Vice President & Chief Financial Officer

Telephone and Data Systems, Inc.

30 North LaSalle Street

Chicago, Illinois 60602

312-592-5321

IMPORTANT INFORMATION: The foregoing information is not a solicitation of a proxy from any TDS shareholder.  This is being done only pursuant to a definitive proxy statement.  Additional information relating to the foregoing is included in TDS’ proxy materials filed with the SEC and distributed to shareholders.  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ SUCH MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders and other investors may access such materials without charge at the SEC’s web site (www.sec.gov<http://www.sec.gov>) and on the TDS web site (www.teldta.com<http://www.teldta.com>) in the Investor Relations section on the SEC filings page. In addition, shareholders may obtain free copies of the proxy materials by contacting TDS’ proxy solicitor, MacKenzie Partners at (800) 322-2885.  TDS and its executive officers and directors may be deemed to be participants in the solicitation of proxies from TDS shareholders on behalf of the TDS board of directors in connection with the foregoing.  Information concerning such participants and their respective direct or indirect interests in TDS by security holdings or otherwise is included in TDS’ definitive proxy statement.